Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-266011, 333-260450, 333-235373, 333-276853, and 333-276852) on Form S-3, the Registration Statement (No. 333-267565) on Form S-4, and the Registration Statements (No. 333-237485, 333-260845, 333-269418, 333-276854 and 333-283574) on Form S-8 of Ondas Holdings Inc. of our report dated March 12, 2025, relating to the consolidated financial statements of Ondas Holdings Inc., appearing in this Annual Report on Form 10-K of Ondas Holdings Inc. for the year ended December 31, 2024.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
March 12, 2025